Exhibit 4.1

THIS SUPPLEMENTAL INDENTURE dated as of December 27, 2024

BY AND AMONG:	CLS HOLDINGS USA, INC., a corporation governed by the laws of the State of Nevada (the “Corporation”)

AND:	ODYSSEY TRUST COMPANY, a trust company existing under the laws of the Province of Alberta (the “Trustee”)

WHEREAS:

A.         The Corporation and the Trustee executed a debenture indenture dated as of December 12, 2018 (as amended on March 31, 2021, September 15, 2022, and December 28, 2023, the “Indenture”) providing for the issue of convertible debentures (the “Debentures”).

B.         At a meeting held on December 27, 2024, the holders of the Debentures approved an Extraordinary Resolution (as such term is defined in the Indenture) authorizing amendments to the Indenture to permit the Corporation, at its option, to redeem all of the issued and outstanding Debentures, all as more particularly provided for herein.

C.         Section 12.2 of the Indenture provides for the creation of indentures supplemental to the Indenture, including to give effect to the above-noted Extraordinary Resolution.

D.         The foregoing recitals are made as representations of the Corporation and not by the Trustee.

E.         The Trustee has agreed to enter into this Supplemental Indenture and to hold all rights, interests and benefits contained herein for and on behalf of those persons who are holders of Debentures issued pursuant to the Indenture as modified by this Supplemental Indenture from time to time.

NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

1.

This Supplemental Indenture is supplemental to the Indenture and the Indenture shall henceforth be read in conjunction with this Supplemental Indenture and all the provisions of the Indenture, except only insofar as the same may be inconsistent with the express provisions hereof, shall apply and have the same effect as if all the provisions of the Indenture and of this Supplemental Indenture were contained in one instrument and the terms and expressions used herein shall have the same meaning as is ascribed to the corresponding terms and expressions in the Indenture.

2.

On and after the date hereof, each reference to the Indenture, as amended by this Supplemental Indenture, “this Indenture”, “this indenture”, “herein”, “hereby”, “hereunder”, “hereof” and similar references, and each reference to the Indenture in any other agreement, certificate, document or instrument relating thereto, shall mean and refer to the Indenture as amended hereby. Except as specifically amended by this Supplemental Indenture, all other terms and conditions of the Indenture shall remain in full force and unchanged.

3.	New Section 3.10 of the Indenture is added as follows:

(a)

Notwithstanding anything to the contrary in the Debentures or herein, the Debentures shall be redeemable in whole (and not in part) at any time on or after their date of issue and prior to the Maturity Date at the option of the Corporation (in the manner hereinafter provided and in accordance with and subject to the provisions hereinafter set forth) upon payment of a redemption amount of US$600 per US$1,000 principal amount of Debentures, inclusive of any accrued but unpaid interest thereon as of the Mandatory Redemption Date, in denominations of US$1,000 or an integral multiple thereof; provided that, in respect of any Debenture being so redeemed: (A) the Corporation shall not be obligated to make any payment unless the principal amount of such Debenture, inclusive of any accrued but unpaid interest thereon as of the Mandatory Redemption Date, is equal to or greater than US$1,000, and (B) the amount of any accrued and unpaid interest will be rounded down, if necessary, to the nearest US$1,000 and be eliminated, and no additional cash or other compensation will be paid (or be payable) by the Corporation in lieu of any such fractional amount.

(b)

Written notice of the Corporation’s intention to redeem the Debentures shall be given by or on behalf of the Corporation to the Holders and the Trustee not less than 10 days prior to the date fixed for redemption in the manner provided in Section 11.2 of the Indenture. The notice of redemption shall specify the effective date of the redemption (the “Mandatory Redemption Date”) and the place of payment and shall further state that, effective from and after such Mandatory Redemption Date, all interest on the Debentures shall cease on the Mandatory Redemption Date, and the Debenture shall cease to be Outstanding, whether or not the Debentures are delivered to the Trustee.

(c)

Upon notice having been given as set forth in Section 3.10(b), all the Debentures shall thereupon become due and payable in the manner contemplated in Section 3.10(a) on the Mandatory Redemption Date specified in such notice, in the same manner and with the same effect as if the Mandatory Redemption Date were the Maturity Date, notwithstanding anything to the contrary in the Debentures or herein. From and after such Mandatory Redemption Date, if the money necessary to redeem such Debentures shall have been deposited with the Trustee as provided in Section 3.10(e) and affidavits or other proof satisfactory to the Trustee as to the mailing of such notices shall have been lodged with the Trustee, such Debentures shall not be considered as Outstanding, whether or not the Debentures are delivered to the Trustee, and interest upon such Debentures shall cease. Thereafter, all other rights of the Holders hereunder will terminate, other than the right to receive the applicable redemption price payable in respect of such Debentures upon presentation for surrender of such Debentures at the office of the Trustee, on or after the Mandatory Redemption Date.

(d)

In case any question shall arise as to whether any notice has been given as provided for in this Section 3.10 and/or as to whether the money necessary to redeem such Debentures shall have been deposited as provided in this Section 3.10, such question shall be conclusively decided either (i) by the date said notice was given by the Trustee, at the direction of the Corporation, and/or (ii) by the date the money was confirmed received by the Trustee.

(e)

Forthwith following the date on which the Debentures have been called for redemption by the Corporation, the Corporation shall deposit, or cause to be deposited, with the Trustee, at least one Business Day prior to the Mandatory Redemption Date fixed in the notice of redemption, such monies as are sufficient to pay and satisfy the aggregate redemption amount payable by the Corporation pursuant to Section 3.10(a) in respect of the Debentures being redeemed by the Corporation, and the estimated charges and expenses to be reasonably incurred by the Trustee in connection with such redemption, if any. From the monies so deposited, the Trustee shall pay and deliver to the Holders the applicable redemption amount payable by the Corporation pursuant to Section 3.10(a) in respect of the Debentures being redeemed by the Corporation, upon presentation for surrender of such Debentures at the office of the Trustee, on or after the Mandatory Redemption Date

(f)

In case the Holder of any Debenture called for redemption shall within 30 days from the Mandatory Redemption Date fail to surrender any of his or her or its Debentures or shall not within such time accept payment for the redemption monies payable with respect thereto or give such receipt therefor, if any, as the Trustee may require, such redemption monies shall be set aside by the Trustee in trust for such Holder, and no interest shall be payable thereon to such Holder as and from the Mandatory Redemption Date, and such setting aside shall for all purposes be deemed a payment to the Holder of the sum so set aside. The Holder shall thereupon have no further rights hereunder except to receive payment of such redemption moneys set aside by the Trustee, upon surrender of such Debenture.

(g)	All Debentures redeemed by the Corporation shall forthwith be delivered to the Trustee and shall be cancelled by the Trustee and no Debentures shall be issued in substitution thereof.

4.	The following provision in Schedule 2.2 – Form of Debenture of the Indenture is deleted in its entirety:

“This Debenture is one of the 8.0% Unsecured Convertible Debentures due January 31, 2028 (the “Debentures”) created and issued under an Indenture dated as of December 12, 2018, as amended pursuant to supplemental indentures dated as of March 31, 2021, September 15, 2022, and December 28, 2023 (as the same has otherwise been amended or may be amended, modified, restated, supplemented or replaced from time to time, collectively, the “Indenture”), made between, inter alia, the Corporation and Odyssey Trust Company, as trustee (the “Trustee”).”

and replaced with the following:

“This Debenture is one of the 8.0% Unsecured Convertible Debentures due January 31, 2028 (the “Debentures”) created and issued under an Indenture dated as of December 12, 2018, as amended pursuant to supplemental indentures dated as of March 31, 2021, September 15, 2022, December 28, 2023, and December 27, 2024 (as the same has otherwise been amended or may be amended, modified, restated, supplemented or replaced from time to time, collectively, the “Indenture”), made between, inter alia, the Corporation and Odyssey Trust Company, as trustee (the “Trustee”).”

5.	The Indenture shall be and continue to be in full force and effect, unamended, except as provided herein, and the Corporation hereby confirms the Indenture in all other respects.

6.

This Supplemental Indenture shall be governed by and be construed in accordance with the laws of the Province of Alberta and shall be binding upon the parties hereto and their respective successors and assigns.

7.

This Supplemental Indenture may be simultaneously executed in several counterparts (including by electronic means), each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date set out at the top of the first page of this Supplement Indenture.

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IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture under the hands of their proper officers in that behalf.

CLS HOLDINGS USA, INC.
By:	/s/ Andrew Glashow
	Name:	Andrew Glashow
	Title:	President, Chief Executive Officer and Director

ODYSSEY TRUST COMPANY, as Trustee
By:	/s/ Dan Sander
	Name:	Dan Sander
	Title:	Authorized Signatory

By:	/s/ Amy Douglas
	Name:	Amy Douglas
	Title:	Authorized Signatory